EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-104681 of C2, Inc. on Form S-8 of our report dated February 6, 2004, relating to the consolidated financial statements of C2, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the initial adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 10-K of C2, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
March 8, 2004